Exhibit 99.1
W. P. Carey Appoints Rhonda Gass to Board of Directors

Brings 30+ Years of Technology Experience to WPC Board

New York – March 18, 2024 – W. P. Carey Inc. (W. P. Carey, NYSE: WPC), a net lease real estate investment trust, today announced the appointment of Rhonda Gass to its Board of Directors, effective immediately. Ms. Gass will serve as a member of the Audit Committee and brings more than 30 years of experience in technological transformation, cybersecurity and digital risk management.

Jason Fox, Chief Executive Officer and Board Member at W. P. Carey, said: “We are thrilled to welcome Rhonda to W. P. Carey’s Board of Directors. Rhonda has a unique combination of proven business experience and leadership, as well as unparalleled IT and digital expertise, which will add invaluable perspective to the already broad skill set of our Board.”

In her current role as Global Chief Information Officer at Stanley Black & Decker, a Fortune 500 manufacturer and a worldwide leader in Tools and Outdoor, Ms. Gass is responsible for driving a strategic agenda to equip the company’s businesses with the digital, data and collaboration capabilities required to grow in the global marketplace. She also leads cybersecurity and digital risk management for all technologies across the company. Prior to Stanley Black & Decker, she was a Vice President at Dell, where she served for over a decade in positions of increasing scope and responsibility.

As a global business leader, Ms. Gass has extensive board advisory experience. She is currently a member of the Board of Directors of Flowers Foods, Inc., where she serves on both the Finance and Audit Committees. Additionally, she is on the Technology Business Management Council; serves on the HCL Customer Advisory Board; and is a member of the Manufacturers Alliance for Productivity and Innovation Information Systems Management Council. She is also active in the communities in which she resides and recently served on the Board of Trustees for the Connecticut Science Center.

Ms. Gass was recently included on the 2022 Forbes CIO Next list, which recognizes 50 top technology leaders who are redefining the CIO role and driving game-changing innovation.

Rhonda Gass, said: “I am delighted to join W. P. Carey’s Board of Directors. I believe my unique experiences and expertise nicely complement the Board’s current capabilities and look forward to supporting the long-term growth of the company.”

With Ms. Gass’s appointment, W. P. Carey’s Board of Directors currently comprises 11 members, four of whom are female.

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W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with a well-diversified portfolio of high-quality, operationally critical commercial real estate, which includes 1,424 net lease properties covering approximately 173 million square feet and a portfolio of 89 self-storage operating properties as of December 31, 2023. With offices in New York, London, Amsterdam and Dallas, the company remains focused on investing primarily in single-tenant, industrial, warehouse and retail properties located in the U.S. and Northern and Western Europe, under long-term net leases with built-in rent escalations.

www.wpcarey.com

Institutional Investors:
Peter Sands
1 (212) 492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
1 (212) 492-8920
ir@wpcarey.com

Press Contact:
Anna McGrath
1 (212) 492-1166
amcgrath@wpcarey.com